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                        JOINT VENTURE FORMATION AGREEMENT

                                     between

                            LASER INDUSTRIES, LIMITED
                            (an Israeli corporation)

                                       and

                    CLASSY LADY BY MEHL OF PUERTO RICO, INC.
                           (a Puerto Rico corporation)

                          Dated as of December 19, 1995


================================================================================

                                TABLE OF CONTENTS

                                    ARTICLE I
                                   DEFINITIONS

Section 1.1    Defined Terms .......................................     1
Section 1.2    References and Titles ...............................     3
Section 1.3    Exhibits and Schedules ..............................     4

                                   ARTICLE II
                            FORMATION, GOVERNANCE AND
                         OPERATION OF THE JOINT VENTURE

Section 2.1    Formation and Governance ............................     4
Section 2.2    Board of Directors ..................................     4
                    (a) Size and Membership ........................     4
                    (b) Authority ..................................     5
Section 2.3    Officers of the Venture .............................     5
Section 2.4    Management and Control ..............................     5
Section 2.5    Vote of Shareholders ................................     5
Section 2.6    Restriction on Transfer .............................     5
Section 2.7    Right of First Refusal ..............................     6
Section 2.8    Right to Purchase ...................................     6
Section 2.9    Capitalization; Registration
                    Rights  ........................................     6
Section 2.10   Dividend  Policy ....................................     7
Section 2.11   Books and Records;  Reporting .......................     7
Section 2.12   Audits ..............................................     7
Section 2.13   Operating Principles ................................     8
Section 2.14   Copyrights and Trademarks ...........................     8


                                   ARTICLE III
                                  CONTRIBUTION
                                       AND
                                ISSUANCE OF STOCK

Section 3.1    Grant of License; Issuance of
                    Stock to CLASSY LADY ...........................     9
Section 3.2    Commitment  to Develop  and Market;
                    Issuance of Stock to LASER .....................    10
Section 3.3    Closing .............................................    11
Section 3.4    Manufacturing and Distribution
               Arrangements ..........................................  11


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                                   ARTICLE IV
                          REPRESENTATIONS AND WARRANTS

 Section 4.1   Representations and Warranties
                    of CLASSY LADY ...................................  12
 Section 4.2   Representations and Warranties
                    of LASER .........................................  14
 Section 4.3   Survival of Representations
                    and Warranties ...................................  15

                                    ARTICLE V
                                 CONFIDENTIALITY

Section 5.1    Confidential Information ..............................  15
Section 5.2    Confidential Treatment ................................  16

                                   ARTICLE VI
                              TERM AND TERMINATION

Section 6.1    Termination ...........................................  16
Section 6.2    Dissolution ...........................................  16
Section 6.3    Survival ..............................................  17

                                   ARTICLE VII
                                  MISCELLANEOUS

Section 7.1    Non-Agency ............................................  17
Section 7.2    No Assignment; Successors and
                    Assigns ..........................................  17
Section 7.3    Communications ........................................  17
Section 7.4    Publicity .............................................  18
Section 7.5    Entire Agreement ......................................  19
Section 7.6    Remedies ..............................................  19
Section 7.7    Further Assurances ....................................  19
Section 7.8    Severability ..........................................  20
Section 7.9    Governing Law .........................................  20





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 Section 7.10  Arbitration.........................................  20
 Section 7.11  Prevailing Party....................................  21
 Section 7.12  Name Change.........................................  21
 Section 7.13  Counterparts .......................................  21

                                    EXHIBITS

Exhibit

   A      Certificate of Incorporation
   B      By-laws
   C      Licensing Agreement
   D      Consent of Inventor
   E      Promissory Note
   F      Manufacturing Terms


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

                    JOINT VENTURE FORMATION AGREEMENT

 This JOINT VENTURE AGREEMENT (hereinafter the "Agreement") made this 19th day of December, 1995, between CLASSY LADY BY MEHL OF PUERTO RICO, INC. (hereinafter "CLASSY LADY"), a corporation organized under the laws of the Commonwealth of Puerto Rico, having its principal address located at Miramar Street, Number 610, Suite 8A, San Juan, Puerto Rico 00907-3224 and LASER INDUSTRIES, LIMITED (hereinafter "LASER"), a corporation organized under the laws of Israel, having its principal place of business located at Atidim Science Based Industrial Park, Neve Sharett, Post Office Box 13135, Tel Aviv, Israel 61131.

                              W I T N E S S E T H:


     WHEREAS, CLASSY LADY and LASER entered into that certain Letter of Intent (the "Letter of Intent") on December 11, 1995, which memorialized their intentions to enter into a joint venture for the research, development, manufacturing, marketing, distribution, purchase and sale of laser hair removal products and services; and

     WHEREAS, LASER and CLASSY LADY desire to form the Venture (as hereinafter defined) and to enter into this Agreement to implement the intentions of the parties as set forth in the Letter of Intent.

     NOW, THEREFORE, LASER and CLASSY LADY in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, covenant and agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed thereto:

     An "Affiliate" of any entity or person shall mean any other entity or person controlling, controlled by, or under common control with, such entity or person. For purposes of this definition, "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether by ownership of voting securities, by contract or otherwise.

     "Application" shall mean the laser hair removal products and services to be developed, manufactured, marketed, distributed, purchased and/or sold by the Joint Venture

     "By-laws" shall mean the By-laws of the Venture in the form attached as Exhibit B hereto.

     "Certificate" shall mean the Certificate of Incorporation of the Venture in the form attached as Exhibit A hereto

     "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Venture.

     "Closing Date" shall mean the date of the formation of the Venture.

     "FDA" shall mean the United States Food and Drug Administration.

     "GAAP" shall mean generally accepted accounting principles consistently applied, as in effect from time to time in the United States.

     "Intellectual Property Rights" shall mean the Patent and any additional patents in the laser hair removal field or other laser hair removal inventions granted or licensed exclusively to CLASSY LADY and know-how related thereto.

     "Patent" shall mean U.S. Patent No.:5,095,192.

     "Person" shall mean any individual, firm, corporation, partnership or other entity.

     "Licensing Agreement" shall mean the Licensing Agreement, dated as of the Closing Date, between CLASSY LADY and the Venture, in the form attached hereto as Exhibit C.



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     "Shareholders" shall mean CLASSY LADY and LASER, as shareholders of the
Venture.

     "Subsidiary" of any person shall mean a corporation or other entity a majority of whose capital stock with voting power or the majority ownership interest of which is at the time owned or controlled, directly or indirectly, by such person.

     "Territories" shall mean the United States of America or, with respect to Improvement Patents (as defined in the Licensing Agreement), the territories in which patents have been granted or applications are pending therefor.

     "Transaction Agreements" shall mean this Agreement and the Licensing Agreement.

     "Transfer" shall mean any attempt to directly or indirectly offer, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of any shares of Common Stock, or the consummation of any such transactions, or the soliciting of any offers to purchase or otherwise acquire, or take a pledge of any shares of Common Stock.

     "Quality Assurance Standards" shall mean:

     (a) Such test, opinions, standards, specifications, or other assurances which the company may require for the manufacture of the Applications; and

     (b) The Venture's in-house medical, safety and efficacy standards for the Application; and

     (c) Such test, opinions, standards, specifications, or other assurances which FDA, or similar foreign authority, may require for the manufacture, sale and/or use of the Applications.

     "Zaias" shall mean Dr. Nardo Zaias, the inventor and owner of the Patent.

     Section 1.2 References and Titles. All references in this Agreement to sections, subsections, paragraphs and other subdivisions shall refer to corresponding sections, subsections, paragraphs or other subdivi-


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


sions of this Agreement, unless expressly provided otherwise. Titles appearing in the table of contents or in the captions of any section, subsection, paragraph or subdivision are for convenience only and shall not constitute part of such section, subsection, paragraph or subdivision.

     Section 1.3 Exhibits and Schedules. All Exhibits attached hereto are a part of this Agreement for all purposes.

                                   ARTICLE II
                            FORMATION, GOVERNANCE AND
                         OPERATION OF THE JOINT VENTURE

     Section 2.1 Formation and Governance. (a) Promptly following the execution of this Agreement and the receipt of any required regulatory approvals, CLASSY LADY and LASER shall incorporate a new corporation (the "Venture") in the State of Delaware for the express purpose of engaging in the research, development, manufacture, marketing, distribution and sale of the Application and for such other purposes as may be lawfully permitted in accordance with the laws of the State of Delaware. The principal business place of the Venture shall be c/o Sharplan Lasers, Inc., One Pearl Court, Allendale, New Jersey 07401, or such other place as the Board of Directors of the Venture shall determine from time to time.

     (b) The Joint Venture shall be governed by and in accordance with this Agreement, the Certificate and the By-laws.

     (c) On or prior to the Closing Date, the Joint Venture shall authorize the issuance of fifty (50) shares of Common Stock to each of the Shareholders.

     Section 2.2 Board of Directors.

     (a) Size and Membership. As of the Closing Date, and thereafter, the Board shall consist of such number of directors and such persons as shall be selected from time to time by LASER. Any directors so elected shall serve on the Board until their respective successors are duly elected and qualified in accordance with the provisions of the By-laws and this Agreement.



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     (b) Authority. The Board shall have and exercise all of the powers belonging or pertaining to the Venture except with respect to such matters as by law, or the Certificate or the By-laws require the action of the stockholders of the Venture.

     Section 2.3 Officers of the Venture. The executive officers of the Venture shall be such persons as shall be designated from time to time by the Board. The authority, powers and duties of the executive officers of the Venture shall be as set forth in the By-laws.

     Section 2.4 Management and Control. LASER and CLASSY LADY agree that (i) LASER shall be primarily responsible for the day to day operations of the Venture and for the manufacturing of the lasers which will be developed by the Venture; and (ii) CLASSY LADY and Zaias shall participate with and assist LASER (as and when reasonably requested by the Venture) in setting standards and specifications for any Application which the Venture shall manufacture, market or sell and in public and investor relations decisions for the Venture.

     Section 2.5 Vote of Shareholders. In furtherance of the foregoing, each of the Shareholders agrees to vote, in person or by proxy, all of its shares of Common Stock beneficially owned by such Shareholder, at any annual or special meeting of stockholders of the Venture called for the purpose of voting on the election or removal of directors in favor of the election or removal of the directors and/or elected officer as designated by LASER, from time to time in accordance with Sections 2.2 and 2.3.

     Section 2.6 Restriction on Transfer. A Shareholder may not Transfer, at any time, all or any portion of its shares of Common Stock except as set forth below:

     (a) a Shareholder may Transfer, at any time, all or any portion of its interest in shares of Common Stock to an Affiliate of the Shareholder; provided, that, prior to or simultaneously with any such Transfer, such Affiliate shall agree in writing to take such shares of Common Stock subject to, and comply with, all of the provisions of this Agreement, or



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     (b) in accordance with the provisions of Section 2.7 set forth below, or

     (c) in accordance with the provisions of Section 2.8 set forth below.

     Section 2.7 Right of First Refusal. In the event that either Shareholder shall receive a bona fide offer (an "Offer") from a third party, other than an Affiliate of such Shareholder (an "Offeror"), to purchase all or a portion of its Common Stock and such Shareholder (the "Selling Shareholder") desires to sell its Common Stock in response to such Offer, the Selling Shareholder shall cause such Offer to be reduced to writing and shall give written notice of such Offer to the other Shareholder (the "Remaining Shareholder"), specifying the number of shares of Common Stock proposed to be sold in response to such Offer, the total price proposed to be paid by the Offeror, the identity of the Offeror and the other terms and conditions of the proposed sale. The Remaining Shareholder shall within thirty (30) days of receipt of notice of the Offer to elect, by so notifying the Selling Shareholder, to purchase the Selling Shareholder's Common Stock for the same price and under the same terms and conditions as being proposed by the Offeror. If the Remaining Shareholder so elects within such 30-day period, the Selling Shareholder shall sell such shares of Common Stock to the Remaining Shareholder upon the terms of the Offer at a date and place specified by the Remaining Shareholder (which date shall be within 30 days of the date of the notice delivered by the Remaining Shareholder (or such later date as all of the required regulatory approvals, if any, shall have been obtained)). If the Selling Shareholder shall fail to so elect within such 30-day period, the Selling Shareholder may sell, during the next ninety
(90) days, such shares to the Offeror upon term no less favorable than the Offer.

     Section 2.8 Right to Purchase. Upon such time as CLASSY LADY or LASER shall request, CLASSY LADY and LASER will negotiate in good faith the purchase by LASER of a portion of the Common Stock held by CLASSY LADY such that LASER will become the owner of a majority of the outstanding Common Stock.

     Section 2.9 Capitalization; Registration Rights. LASER and CLASSY LADY hereby declare their



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intention to raise additional capital for the Venture by way of private placement or public offering of shares of the Venture, at such time and under such terms as the Venture and the Shareholders may deem appropriate. Prior to any such offering or placement, the parties shall discuss in good faith appropriate modifications to the terms of this Agreement to reflect the addition of a new investor(s) and will cause the Venture to enter into a customary registration rights agreement with each of CLASSY LADY and LASER.

     Section 2.10 Dividend Policy. The dividend policy of the Venture shall be determined by the Board from time to time. The amount of any dividends to be distributed in any given year shall never exceed 50% of the previous year's net operating profits (after taxes) unless otherwise agreed upon by the parties.

     Section 2.11 Books and Records; Reporting. The books and records of the Venture shall be kept at the principal place of business of the Venture. The financial statements shall be maintained in accordance with GAAP and shall reflect all the Venture transactions, be appropriate and adequate for conducting the Venture's business, and contain sufficient information to permit the Shareholders to satisfy their respective financial reporting obligations. There shall also be forwarded to both Shareholders (i) within forty-five (45) days after the end of each quarter unaudited financial statements for such period and
(ii) within ninety (90) days after the end of each fiscal year audited financial statements for such period prepared in accordance with GAAP. In addition, the Venture shall prepare and deliver to each of CLASSY LADY and LASER such other reports and at such other times as shall be reasonably requested by either party.

     Section 2.12 Audits. The Venture shall engage independent auditors, as approved from time to time by the Board (the "Auditors"). The Auditors at the end of each fiscal year will (i) audit the records and accounts of the Venture, and (ii) on or before ninety (90) days after the end of such year render their opinion on the statement of financial condition of the Venture as of the end of each fiscal year and of the results of its operations, cash flows and its income for each fiscal year.



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

     Section 2.13 Operating Principles. CLASSY LADY and LASER agree that:

          (i) The Venture shall commit to use its commercially reasonable best efforts to file for approval of the Application with the FDA within 8 months from the date of this Agreement;

          (ii) CLASSY LADY and LASER shall use their respective commercially reasonable best efforts to assure that the Venture's quality control standards are being met by any manufacturer of the Applications sold in the Territory or behalf of the Venture; and

          (iii) The Venture shall cause all units of Applications marketed under this Agreement and covered by applicable letters of patent received by ZAIAS or patent applications hereafter filed by ZAIAS shall bear the proper legal notice with respect to the patent/patent pending under which the same is made, exclusively licensed to CLASSY LADY and semi-exclusively licensed to the Venture.

     Section 2.14 Copyrights and Trademarks. CLASSY LADY and LASER acknowledge as follows:

          (i) The Venture shall be the owner of all copyrights and the copyrights in any subsequent work of authorship created relating to the Applications under this Agreement. The Venture shall promptly take whatever steps are reasonably necessary to ensure that the copyright(s) are available for use in the Territory, and to obtain, and maintain during the Term of this Agreement, federal registrations for the copyrights) used in the Territory the Venture shall, when reproducing any copyrightable materials pursuant to this Agreement comply with



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




                    all laws pertaining to copyrights and shall cause to be irrevocably and legibly imprinted on all marketing and promotional materials for the products the appropriate copyright notice.

          (ii) The Venture shall be the owner of all trademarks and any subsequent trademarks relating to the Applications under this Agreement. The Venture shall promptly take whatever steps are reasonable necessary to ensure that the trademark(s) are available for use in the Territory, and to obtain, and maintain during the Term of this Agreement, federal and/or foreign registrations for the mark(s) used in the Territory. The Venture shall, when using any Trademarks under this Agreement, comply with all laws pertaining to the mark(s) and shall cause to be irrevocably and legibly imprinted on all marketing and promotional materials for the products the appropriate trademark notice (i.e. for marks that are federally registered and for marks which are not yet registered).


                                  ARTICLE III
                                  CONTRIBUTION
                             AND ISSUANCE OF STOCK


     Section 3.1 Grant of License; Issuance of Stock to CLASSY LADY. On the Closing Date, CLASSY LADY will (1) execute the Licensing Agreement, attached hereto as Exhibit C, between the Venture, as licensee, and CLASSY LADY, as licensor; (2) furnish LASER and the Venture with a letter of consent executed by Zaias, attached hereto as Exhibit D, whereby Zaias as the owner of the Intellectual Property consents to this Agreement; (3) contribute its knowledge and technical expertise in the field of laser depilation which the parties agree is rea-sonably necessary to develop, market and sell the Application in the Territories; and (4) accept to fulfill the following responsibilities:

     (1) Cooperate with LASER in establishing the Quality Control Standards necessary for the Venture's manufacture of the Applications;

     (2) provide the Venture with such technical assistance necessary for implementing the aforesaid Quality Control Standards; and

     (3) assisting the Venture in all regulatory activities related to obtaining the necessary marketing approval for the Application.

     In consideration for the foregoing, on the Closing Date, the Venture will issue to CLASSY LADY fifty (50) fully paid and non-assessable shares of Common Stock.

     Section 3.2 Commitment to Develop and Market; Issuance of Stock to LASER.

     (a) On the Closing Date, LASER will execute a promissory note, in the form of Exhibit E, in the principal amount of $3,500,000. In consideration for the foregoing, on the Closing Date, the Venture will issue to LASER fifty (50) fully paid and non-assessable shares of Common Stock.

     (b) Following the Closing, LASER shall carry out on behalf of the Venture the following activities: (i) research, development and engineering activities aimed at developing, manufacturing, marketing and selling FDA approved laser hair removal products and services (the "Application"); (ii) the preparation of a market study aimed at developing a marketing and sales strategy for the Application; and (iii) assisting the Joint Venture in all regulatory activities including the application to the FDA, within eight (8) months of the Closing Date, for clearance of the Application. In consideration for performing such activities, LASER shall be entitled to reimbursement of out-of-pocket expenses, as well as internal costs determined on a basis consistent with the cost allocation principles used by LASER for internal budgeting purposes.




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     (c) In addition, for a period of 36 months (or such shorter period as LASER shall determine), LASER shall perform certain managerial, consulting and administrative functions and activities on behalf of the Venture for which it shall be paid a monthly fee of $100,000, plus reimbursement of out-of-pocket expenses. LASER shall be entitled to offset the amounts due to LASER from the Venture pursuant to this subsection and the preceding subsection (b) against any amounts owing to the Venture by LASER under the promissory note referred to in subsection (a).

     (d) To the extent that LASER advances funds on behalf of the Venture (including the $100,000 advanced to Zaias), such amounts shall be treated as a shareholder advance, which shall bear interest at the rate set forth in the promissory note referred to in subsection (a) and shall be repaid upon consummation of a private placement or public offering or such earlier time as the Venture shall have sufficient capital to repay such advance or advances.

     (e) The Venture shall indemnify LASER and CLASSY LADY for any liabilities or expenses which arise as a result of LASER's and CLASSY LADY's performing services on behalf of the Venture.

     (f) CLASSY LADY and LASER acknowledge that nothing contained in this Agreement shall limit LASER's ability to manufacture, use, market or sell lasers, irrespective of the intended Application, which do not infringe upon the Patent.

     Section 3.3 Closing.

     (a) The closing of the transactions contemplated in this Agreement (the "Closing") shall take place upon the formation of the Venture (the "Closing Date").

     Section 3.4 Manufacturing and Distribution Arrangements.

     (a) LASER and the Venture shall enter into a Manufacturing Agreement (the "Manufacturing Agreement") whereby LASER (or such other party as the Board shall determine) shall be responsible for the manufactur-


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


ing of the Application. The Manufacturing Agreement shall be on terms consistent with Exhibit F hereto.

     (b) During the period when the Application is being reviewed by the FDA, LASER will review and render its good faith recommendations as to the appropriate means for distributing the Application, taking into account cost, quality, service, reliability and such other factors as LASER shall deem appropriate. Following the review of such matters by the Board, the Venture will enter into agreements, in customary form, to provide for the distribution of the Application.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

     Section 4.1 Representations and Warranties of CLASSY LADY. CLASSY LADY does hereby warrant and represent to LASER as follows:

     (a) CLASSY LADY is a corporation duly organized, validly existing and in good standing under the laws of Puerto Rico, qualified to do business in each of the jurisdictions in which it transacts business and has the power and authority to own its own properties and to carry on its business as it is now being conducted. Copies of the certificate of incorporation, by-laws or other documents of organization of CLASSY LADY previously furnished to LASER reflect all amendments made thereto, if any, and are true, complete and correct.

     (b) The execution and delivery of this Agreement and the Licensing Agreement, and the performance of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of CLASSY LADY, and this Agreement and any other Transaction Agreement to which CLASSY LADY is (or will be) a party, when executed, will constitute a valid and legally binding obligation of CLASSY LADY enforceable in accordance with their terms.

     (c) There is no litigation pending or, to the best knowledge of CLASSY LADY, threatened against CLASSY LADY which could reasonably be expected to materially adversely affect CLASSY LADY'S obligations under this Agreement.




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     (d) The execution, delivery and performance by CLASSY LADY of this
Agreement and the other Transaction Agreements to which it is a party will not result in a breach of any of the terms, provisions or conditions of any agreement to which CLASSY LADY is a party, which breach could reasonably be expected to materially and adversely affect the operations, properties or business of the Venture or any of such CLASSY LADY's obligations under this Agreement or the other Transaction Agreements to which it is a party.

     (e) The execution and delivery by CLASSY LADY of this Agreement and the other Transaction Agreements to which it is a party and the formation of the Venture as a corporation under the General Corporate Law of the State of Delaware as set forth to Title 8 of the Delaware Code, do not require any filing by it with, or approval or consent of, any governmental authority or third party which has not already been made or obtained, except the filing of the Certificate of Incorporation in the office of the Secretary of State of the State of Delaware.

     (f) CLASSY LADY is the exclusive licensee of the Intellectual Property free and clear of any lien, charge, security interest or other encumbrance. CLASSY LADY has all the rights necessary to enter into this Agreement and all rights in and to the Intellectual Property being granted. The license agreement between Zaias and CLASSY LADY (as amended and restated as of December 5, 1995), a copy of which has been provided to LASER, is in full force and effect and has not been amended and restated since the date of such amendment and restatement. CLASSY LADY hereby agrees to take all such actions as may be required to ensure that such agreement remains in full force and effect throughout the term of this Agreement and to not amend such license agreement without the prior approval of LASER, except as may be permitted by the License Agreement.

     (g) CLASSY LADY has not entered into any license agreement or other arrangement pursuant to which it has granted to any third party any rights with respect to the Intellectual Property, other than this Agreement and, prospectively, the License Agreement contemplated herein.

     (h) The use of the Intellectual Property pursuant to the License Agreement does not and shall not interfere with, infringe upon, misappropriate, or otherwise come into conflict with any intellectual property rights of third parties, and CLASSY LADY has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation.

     (i) The Intellectual Property is not subject to any outstanding injunction, judgment, order, decree or ruling and no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending, or, to the knowledge of CLASSY LADY, is threatened which challenges the legality, validity or ownership of the Intellectual Property.

     (j) To the best knowledge of CLASSY LADY, CLASSY LADY knows of no reason why the Intellectual Property cannot be effectively used to accomplish the business purposes of Venture set forth in the Preamble hereof.

     Section 4.2 Representations and Warranties of LASER. LASER does hereby warrant, represent and covenant to CLASSY LADY as follows:

     (a) LASER is a corporation duly organized, validly existing and in good standing under the laws of Israel, qualified to do business in each of the jurisdictions in which it transacts business and has the power and authority to own its own properties and to carry on its business as it is now being conducted. Copies of the Articles and Memorandum of Association of LASER which have been furnished or are to be furnished to LASER reflect all amendments made thereto, if any, and are true, complete and correct.

     (b) The execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate and other action on the part of LASER, and this Agreement and any other Transaction Agreement to which LASER is (or will be) a party, when executed, will constitute a valid and legally binding obligation of LASER enforceable in accordance with their terms.




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



     (c) There is no litigation pending or, to the best knowledge of LASER, threatened against LASER which could reasonably be expected to materially adversely affect LASER'S obligations under this Agreement.

     (d) The execution, delivery and performance by LASER of this Agreement and the other Transaction Agreements to which it is a party will not result in a breach of any of the terms, provisions or conditions of any agreement to which LASER is a party, which breach could reasonably be expected to materially and adversely affect the operations, properties or business of the Venture or any of such LASER's obligations under this Agreement or the other Transaction Agreements to which it is a party.

     (e) The execution and delivery by LASER of this Agreement and the other Transaction Agreements to which it is a party and the formation of the Venture as a corporation under the General Corporate Law of the State of Delaware as set forth to Title 8 of the Delaware Code, do not require any filing by it with, or approval or consent of, any governmental authority or third party which has not already been made or obtained, except the filing of the Certificate of Incorporation in the office of the Secretary of State of the State of Delaware and the approval of the Bank of Israel.

     Section 4.3 Survival of Representations and Warranties. The representations and warranties set forth in Section 4.1 and 4.2 of this Agreement are made only as the date hereof and shall survive indefinitely.

                                   ARTICLE V
                                CONFIDENTIALITY

     Section 5.1 Confidential Information. In the course of the performance of this Agreement, the parties each hereby recognize that each may obtain access to confidential technical, business, and operational information owned by and/or controlled by the other parties (the "Confidential Information"), and that such Confidential Information has been acquired and maintained at great effort and expense and is not generally known, and that each party considers its own Confidential Infor-mation to constitute valuable assets thereof. Subject to the following paragraph, all information transmitted pursuant to this Agreement shall be considered as being designated as Confidential Information. Confidential Information will not include information which: (i) is at the time of disclosure or later becomes generally available to the public through no fault of the receiving or disclosing party or any employee, independent contractor, consultant or agent thereof; (ii) was already known both to CLASSY LADY and LASER; or (iii) is lawfully and in good faith made available or known to the receiving party by a third party, not connected with the disclosing party and without an obligation of confidence to the disclosing party, directly or indirectly.

     Section 5.2 Confidential Treatment. Each party hereby agrees that it will maintain the confidential nature of the disclosed or received Confidential Information. In furtherance of such obligation, each party hereby agrees to instruct its employees, independent contractors, consultants and agents receiving or holding any Confidential Information regarding these confidentiality obligations, and ensure that the foregoing adhere to the same. Each party hereby covenants that it shall not disclose any Confidential Information to any third party; provided, however, that disclosure may be made to a third party pursuant to a non-disclosure agreement with such third party adequate to protect the confidential nature of such Confidential Information in a manner at least consistent with the provisions of this Article V, but only if such disclosure to said third party is necessary for the parties to conduct their respective businesses.

                                   ARTICLE VI
                              TERM AND TERMINATION

     Section 6.1 Termination. This Agreement may be terminated only by mutual agreement of the parties.

     Section 6.2 Dissolution. Upon termination of the Venture, CLASSY LADY and LASER shall take all steps as may be reasonably necessary to dissolve the Venture and otherwise unwind its affairs. In addition, notwithstanding the termination of Venture's rights in the Patent pursuant to the Licensing Agreement, CLASSY LADY agrees that the Venture may continue to use and distribute any products developed pursuant to the Licensing Agreement that are already in commerce and CLASSY LADY will not deem infringing any products manufactured pursuant to the Licensing Agreement prior to termination nor abridge the rights of users of such products.

     Section 6.3 Survival. The provisions of Section 3.3 (f), Article 4, Article 5 and Article 6 shall survive any termination of this Agreement.

                                   ARTICLE VII
                                  MISCELLANEOUS

     Section 7.1 Non-Agency. For all purposes of this Agreement, each party shall be an independent contractor, and not an agent of the other.

     Section 7.2 No Assignment; Successors and Assigns. Neither party shall assign, subcontract or otherwise transfer this Agreement or any right or interest in or to this Agreement without the prior written consent of the other, except that LASER or CLASSY LADY may assign this Agreement to any wholly-owned subsidiary or to any successor (including by way of merger with Selvac Corp.) to all or substantially all of its business (it being understood that any such assignment shall not relieve the assigning party of any of its obligations hereunder). This Agreement shall be binding on, enforceable against and inure to the benefit of, the parties and their permitted successors and assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. Nothing contained herein shall limit Zaias' ability to assign any interest in any monies and/or royalties granted under the Licensing Agreement.

     Section 7.3 Communications. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) five days after being deposited in any United States post office enclosed in an airmail postage prepaid registered or certified envelope addressed to, or (c) when successfully transmitted by facsimile (with a confirming copy of such communications to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or facsimile number for such party set forth below, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein; provided, however, that any notice of change of address or facsimile number shall be effective only upon receipt.

          If to LASER:

                    Laser Industries Limited
                    Atidim Science Based Industrial Park
                    Neve Sharett P.O. Box 13135
                    Tel Aviv, Israel 61131
                    Attention President
                    Facsimile No.: 011 972-3-645-45-64

          With a copy to:

                    Skadden, Arps, Slate, Meagher & Flom
                    919 Third Avenue
                    New York, New York 10022
                    Attention: David J. Friedman, Esq.
                    Facsimile No.: (212) 735-2000

          If to CLASSY LADY:

                    Classy Lady by Mehl of Puerto Rico, Inc.
                    c/o Juan Saavedra Castro, Esq.
                    252 Ponce de Leon Avenue
                    Citibank Tower - 8th Floor
                    Hato Rey, Puerto Rico 00917
                    Facsimile No.: (809) 758-9097

          With a copy to:

                    Kevin E. Leary, Esq.
                    4020 Newberry Road
                    Suite 40OA
                    Gainesville, Florida 32607
                    Facsimile No.: (904) 373-2481

     Section 7.4 Publicity. No public release, announcement or statement to any third party concerning the transactions contemplated by this Agreement shall be issued or made by any party hereto without the prior consent of the other party hereto, except as may be required by law (or the rules or regulations of any securities exchange).

     Section 7.5 Entire Agreement. This Agreement, together with the other Transaction Agreements sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter and may not be waived or modified, in whole or in part, except by a writing signed by each of the parties. No waiver of any provision of the Agreements in any instance shallot be deemed to be a waiver of the same or any other provision in any other instance. Failure of any party to enforce any provision of the Agreements or to require at any time performance of any of the obligations hereof or thereof shall not be construed as a waiver of its rights under such or any other provision, nor to in any way affect the validity of the Agreements of such party's rights thereafter to enforce such or any other provision of any of the Agreements nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

     Section 7.6 Remedies. Because none of the parties would have an adequate remedy at law to protect its business from the unfair competition of the other or otherwise to protect its interests in its confidential information, patent rights and similar commercial assets, each of them shall be entitled to injunctive relief for any breach by another party of the provisions of Article 5, in addition to such remedies and relief that would otherwise be available to it, and to protect against the unauthorized use of intellectual property following termination of this Agreement. The rights and remedies herein provided, or provided in any of the other Transaction Agreements, shall be cumulative and not exclusive of any rights or remedies provided by law or equity. It shall be not a defense to a claim for equitable relief that the breaching party may be able to answer in damages.

     Section 7.7 Further Assurances.

     (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things, to the extent permitted under applicable laws, regulations and agreements, to consummate and make effective the transactions contemplated in the Transaction Agreements, including, without limitation, using its reasonable efforts to make the filings and applications necessary or desirable to have been obtained, entered into or made in order to consummate the transactions contemplated in the Transaction Agreements.

     (b) LASER and CLASSY LADY shall, and shall cause their respective Affiliates, to use their voting power to insure that the Venture carries out any actions which are required under the terms of this Agreement and any of the other Transaction Agreements. Each of LASER and CLASSY LADY shall, in the absence of any existing default of the other or of the Venture hereunder or thereunder, take all responsible steps to ensure that all contracts between the Venture and such party and any of its Affiliates shall be performed in accordance with the respective terms of such contracts and none of the parties shall do or omit to do anything for the purpose of causing a default or preventing the Venture from remedying a default or from exercising or enforcing such rights as it may have against such party thereunder.

     Section 7.8 Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

     Section 7.9 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of [Delaware] applicable to agreements made and fully to be performed in such state by residents thereof.

     Section 7.10 Arbitration. The parties hereto agree to submit all disputes arising out of the interpretation of this Agreement to binding arbitration. Such arbitration will be in New York City, before a panel of three (3) Arbitrators certified by the American Arbitration Association under its rules, with any decision thereunder to be final and nonappealable. The foregoing notwithstanding, either party may seek injunctive relief to enforce any alleged violation of Article V hereof.

     Section 7.11 Prevailing Party. The prevailing party in any arbitration or litigation arising with respect to interpretation, performance, or enforcement of this Agreement, shall recover all court costs and a reasonable attorney fee, including attorney's fees for services rendered on appeal.

     Section 7.12 Name Change. At such time as LASER owns less than fifty percent (50%) of the outstanding shares of Common Stock and if LASER so requests, CLASSY LADY and LASER shall use their best efforts to cause the Venture to delete any reference to "Sharplan" from its name. If requested by LASER, the Venture will enter into a licensing agreement with Sharplan Lasers, Inc. concerning the use of the name "SHARPLAN".

     Section 7.13 Counterparts. This Agreement may be executed in counterparts, each of which will constitute an original and both of which together will constitute one and the same Agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the 19th day of December, 1995.

BY:   ___________________________________
     THOMAS L. MEHL, SR., as President of
     CLASSY LADY BY MEHL OF PUERTO RICO, INC.


BY:  /s/ BENJAMIN GIVLI
     ____________________________________
     BENJAMIN GIVLI, as Chairman of
     LASER INDUSTRIES, LTD .






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